Exhibit (a)(7)

GMO TRUST

AMENDMENT NO. 6

TO

AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST

The undersigned, constituting at least a majority of the trustees of GMO Trust, a Massachusetts business trust created and existing under an Amended and Restated Agreement and Declaration of Trust dated September 10, 2009 (the “Declaration of Trust”), as amended from time to time, a copy of which is on file in the Office of the Secretary of The Commonwealth of Massachusetts, having determined that it is desirable, appropriate and consistent with the fair and equitable treatment of all shareholders to (i) create a new Class of Shares and (ii) establish a new series of GMO Trust, GMO Implementation Fund, do hereby direct that this Amendment No. 6 be filed with the Secretary of The Commonwealth of Massachusetts and do hereby amend the Declaration of Trust by:

(i) amending and restating the second sentence of Section 6 of Article III of the Declaration of Trust as follows:

“In addition, with respect to each such Series, the Class I Shares, Class II Shares, Class III Shares, Class IV Shares, Class V Shares, Class VI Shares, Class VII Shares, Class VIII Shares, Class M Shares, and Class MF Shares which each such Series may issue from time to time, shall be, and are hereby, established and designated, which Classes shall have the respective rights and preferences as are set forth in Exhibit 3.6 attached hereto as it may be amended from time to time by the Board of Trustees.”

(ii) amending and restating Exhibit 3.6 of the Declaration of Trust in its entirety as attached hereto, and (iii) amending and restating Schedule 3.6 of the Declaration of Trust in its entirety as attached hereto.

The foregoing amendment shall become effective upon its execution by a majority of the Trustees of GMO Trust.

IN WITNESS WHEREOF, we have hereunto set our hands for ourselves and for our successors and assigns this 17th day of November, 2011.

/s/ Donald W. Glazer
Donald W. Glazer
Trustee

/s/ Peter Tufano
Peter Tufano
Trustee

/s/ Paul Braverman
Paul Braverman
Trustee

/s/ Joseph B. Kittredge, Jr.
Joseph B. Kittredge, Jr.
Trustee

Exhibit 3.6 to Declaration of Trust

GMO TRUST

Plan pursuant to Rule 18f-3 under the

Investment Company Act of 1940

Effective June 1, 1996

As Amended and Restated November 17, 2011

This Plan (the “Plan”) is adopted by GMO Trust (the “Trust”) pursuant to Rule 18f-3 under the Investment Company Act of 1940 (the “Act”) and sets forth the general characteristics of, and the general conditions under which the Trust may offer, multiple classes of shares of its now existing and hereafter created portfolios (“Funds”). This Plan may be revised or amended from time to time as provided below.

Class Designations

Each Fund of the Trust may from time to time issue one or more of the following classes of shares: Class I Shares, Class II Shares, Class III Shares, Class IV Shares, Class V Shares, Class VI Shares, Class VII Shares, Class VIII Shares, Class M Shares, and Class MF Shares. Each of the classes of shares of any Fund will represent interests in the same portfolio of investments and, except as described herein, shall have the same rights and obligations as each other class. Each class shall be subject to such investment minimums and other conditions of eligibility as are set forth in the Trust’s prospectus or statement of additional information as from time to time in effect (the “Prospectus”). The Trust may determine to modify such investment minimums from time to time as set forth in the Prospectus from time to time.

Class Eligibility

Eligibility Information for Class I, Class II, Class III, Class IV, Class V, Class VI, Class VII and Class VIII Shares:

With certain exceptions described below, eligibility for Class I, Class II, Class III, Class IV, Class V, Class VI, Class VII and Class VIII Shares is dependent upon the client meeting either (i) a minimum “Total Fund Investment” requirement, which includes only a client’s total investment in a particular Fund, or (ii) a minimum “Total GMO Investment” requirement, which includes the client’s total investment with Grantham, Mayo, Van Otterloo & Co. LLC (“GMO” or the “Manager”), provided that clients who qualify for investment in Class IV, Class V, Class VI, Class VII or Class VIII shares of a particular Fund as a result of satisfying the minimum Total GMO Investment requirement may also be required to make a minimum investment in such Fund, in such amount as is set forth in the Prospectus from time to time.

Determination of Total GMO Investments: A client’s Total GMO Investment will be determined by GMO (i) at the time of the client’s initial investment, (ii) at the close of business on the last business day of each calendar quarter, or (iii) on such other dates as may be determined by GMO (each a “Determination Date”).

A client’s Total GMO Investment as of any Determination Date will be determined as of such Determination Date by reference to the criteria set forth in the Prospectus (as amended from time to time) and this Plan, provided that any changes to the definition of Total GMO Investment must be approved by the Trust’s Board of Trustees and provided further that, in the event that the terms of this Plan and the Prospectus conflict, the provisions of this Plan shall apply. For the avoidance of doubt, a determination as to aggregation of client accounts does not constitute a change in the definition of Total GMO Investment.

Aggregation of Accounts. GMO will make all determinations as to aggregation of client accounts for purposes of determining eligibility. GMO may, in its sole discretion, determine that an account is part of a larger client relationship with GMO that includes other accounts managed by GMO and its affiliates (including accounts managed for affiliates of the client) and, accordingly, that the account should be aggregated with those other accounts for purposes of determining its eligibility for a particular class of shares of a Fund. When making decisions regarding whether an account should be aggregated with other accounts because they are part of a larger client relationship, GMO considers several factors, including, but not limited to, whether: the multiple accounts are for one or more subsidiaries of the same parent company; the multiple accounts have the same beneficial owner regardless of the legal form of ownership; the investment mandate is the same or substantially similar across the relationship; the asset allocation strategies are substantially similar across the relationship; GMO reports to the same investment board; the consultant is the same for the entire relationship; GMO services the relationship through a single GMO relationship manager; the relationships have substantially similar reporting requirements; and/or the relationship can be serviced from a single geographic location.

Commitments to Invest. For purposes of calculating a client’s Total Fund Investment or Total GMO Investment on a Determination Date, GMO may determine to include assets which the client has committed to deliver to GMO or its affiliates for management over an agreed upon period of time, but which have not been delivered as of the Determination Date.

Waiver of Eligibility Requirements. The Trust may waive eligibility requirements for certain persons, accounts, or special situations (e.g., GMO employees and their family members, the Trustees of the Trust, and other Funds of the Trust and other accounts over which GMO has investment discretion that invest in the Funds).

Eligibility Information for Class M Shares:

Investors purchasing through third party intermediaries will be eligible to purchase Class M Shares.

Eligibility Information for Class MF Shares:

Investors that are retail mutual funds seeking supplemental support services will be eligible to purchase Class MF Shares.

Class Characteristics

Class I, Class II, Class III, Class IV, Class V, Class VI, Class VII and Class VIII Shares:

Shareholder Service Fees. The sole economic difference among the Class I, Class II, Class III, Class IV, Class V, Class VI, Class VII and Class VIII Shares is the level of shareholder service fee (“Shareholder Service Fee”) borne by the class for client and shareholder service, reporting, and other support provided to such class by GMO. The multiple class structure reflects the fact that, as the size of the client relationship increases, the cost to service that client decreases as a percentage of the client’s assets. Thus, the Shareholder Service Fee generally is lower for classes requiring greater minimum investments.

Conversion Features. For Class I, Class II, Class III, Class IV, Class V, Class VI, Class VII and Class VIII Shares, GMO considers the value of each client’s Total Fund Investment and Total GMO Investment on each Determination Date. Based on that determination, and subject to the following, each client’s shares of a Fund eligible for conversion will be converted to the class of shares of that Fund with the lowest Shareholder Service Fee for which the client satisfies all minimum investment requirements (or, to the extent the client already holds shares of that class, the client will remain in that class). With respect to any Fund:

(i)	To the extent a client satisfies all minimum investment requirements for a class of shares then being offered that bears a lower Shareholder Service Fee than the class held by the client on the Determination Date (generally at the close of business on the last business day of each calendar quarter), the client’s shares eligible for conversion will be automatically converted to that class within the period of time following the Determination Date specified in the Prospectus in effect from time to time.

(ii)

If a client no longer satisfies all minimum investment requirements for the class of shares of a Fund held by the client on the last Determination Date of a calendar year (generally at the close of business on the last business day of the calendar year), except as noted below, the Fund will convert the client’s shares to the class it is then offering bearing the lowest Shareholder Service Fee for which the client satisfies all minimum investment requirements (and which class will typically bear a higher Shareholder Service Fee than the class then held by the client). If a client no longer satisfies all minimum investment requirements for any class of shares of a Fund as of the last Determination Date of a calendar year, the Fund will convert the client’s shares to the class of that Fund then being offered bearing the highest Shareholder Service Fee. Notwithstanding the foregoing, a client’s shares will not be converted to a class of shares bearing a higher Shareholder Service Fee without prior notification by the Fund. In addition, as described in the Prospectus in effect from time to time, if the client makes an additional investment and/or the value of the client’s shares otherwise increases prior to the end of the notice period so as to satisfy all minimum investment requirements for the client’s current class of shares, the client will remain in the class of shares then held by the client. Solely for the purpose of determining whether a client has satisfied the minimum investment requirements for a client’s current class of shares, the value of the client’s shares is considered to be the greater of (A) the value of the client’s shares on the relevant Determination Date or (B) the value of the client’s shares on the date that GMO reassesses the value of the client’s account for the purpose of sending notice of a proposed conversion. In addition, if the client is not able to make an additional investment in a Fund solely because the Fund is closed to new investment or is capacity constrained, the class of shares then held by the client will not be converted unless the Manager approves reopening the Fund to permit the client to make an additional investment. Any conversion of a client’s shares to a class of shares bearing a higher Shareholder Service Fee generally will occur within the period of time following the last Determination Date of a calendar year specified in the Prospectus in effect from time to time.

Notwithstanding anything to the contrary in clause (ii) above, if a client no longer satisfies all minimum investment requirements for the class of shares of a Fund held by the client as of any date, the Fund at any time without notice may convert the client’s shares to the class it is then offering bearing the lowest Shareholder Service Fee for which the client satisfies all minimum investment requirements (or, if the Fund has no such class, the class of that Fund bearing the highest Shareholder Service Fee) if:

•

The Manager believes the client has engaged in an abusive pattern of investments and/or redemptions (e.g., a large investment just before a Determination Date and a redemption right after the Determination Date); or

•	The client fails to meet the applicable Total Fund Investment or Total GMO Investment minimums by the time specified in the client’s commitment letter; or

•

The total expense ratio borne by client immediately following the conversion is equal to or less than the total expense ratio borne by client immediately prior to such conversion (after giving effect to any applicable fee and expense waivers or reimbursements).

Shares of one class will always convert into shares of another class on the basis of the relative net asset value of the two classes, without the imposition of any sales load, fee or other charge. The conversion of a client’s investment from one class of shares to another is not a taxable event, and will not result in the realization of gain or loss that may exist in Fund shares held by the client. The client’s tax basis in the new class of shares will equal its basis in the old class before conversion. The conversion of shares from one class to another class of shares may be suspended if the opinion of counsel obtained by the Fund that the conversion does not constitute a taxable event under current federal income tax law is no longer available.

Special Rules for Shareholders of Accounts Since May 31, 1996. Certain special rules will be applied by the Manager with respect to clients for whom GMO managed assets prior to the creation of multiple classes on May 31, 1996. Any client that has been a continuous shareholder of GMO Foreign Fund or GMO International Intrinsic Value Fund since May 31, 1996 (prior to the issuance of multiple classes of shares) will be eligible indefinitely to remain invested in Class III shares of that Fund.

Notwithstanding the foregoing special rules applicable to clients owning shares of the Funds on May 31, 1996, such clients shall always be eligible to remain in and/or be converted to any class of shares of the relevant Fund with a lower Shareholder Service Fee which the client would be eligible to purchase pursuant to the eligibility requirements set forth elsewhere in this Plan or in the Prospectus.

Class M:

Rule 12b-1 and Administration Fees. Class M Shares are subject to a Rule 12b-1 fee not to exceed 1.00%, and an administration fee. Up to 0.25% of the Rule 12b-1 fee may be paid by the Fund’s distributor to third parties in connection with services primarily intended to result in the sale of Class M Shares and/or certain other services to Class M Shares. A portion of the administration fee may be paid by GMO to third parties for providing record keeping and other services to the Class M Shares.

Conversion Features. Clients holding Class M Shares are not currently eligible to convert their Class M Shares to any other class of shares offered by the Trust.

Class MF:

Supplemental Support Fees. Class MF Shares are subject to a supplemental support fee (“Supplement Support Fee”) for support (other than personal services or services in connection with the maintenance of shareholder accounts described in the “Shareholder Service Fees” section above) provided to the shareholders of Class MF Shares.

Conversion Features. Clients holding Class MF Shares are not currently eligible to convert their Class MF Shares to any other class of shares offered by the Trust.

Allocations to Each Class

Expense Allocations:

Shareholder Service Fees payable by the Trust to the shareholder servicer of the Trust’s shares (the “Shareholder Servicer”) shall be allocated, to the extent practicable, on a class-by-class basis, excluding Class M and Class MF Shares, which pay no Shareholder Service Fees. In addition, all Rule 12b-1 fees and administration fees payable by the Trust in respect of its Class M Shares shall be allocated exclusively to Class M Shares, and all Supplemental Support Fees payable by the Trust to the supplemental support provider (the “Support Provider”) in respect of its Class MF Shares shall be allocated exclusively to Class MF Shares. Subject to the approval of the Trust’s Board of Trustees, including a majority of the independent Trustees, the following “Class Expenses” may (if such expense is properly assessable at the class level) in the future be allocated on a class-by-class basis: (a) transfer agency costs attributable to each class, (b) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxy statements to current shareholders of a specific Class, (c) SEC registration fees incurred with respect to a specific class, (d) blue sky and foreign registration fees and expenses incurred with respect to a specific class, (e) the expenses of personnel and services required to support shareholders of a specific class (including, but not limited to, maintaining telephone lines and personnel to answer shareholder inquiries about their accounts or about the Trust), (f) litigation and other legal expenses relating to a specific class of shares, (g) Trustees’ fees or expenses incurred as a result of issues relating to a specific class of shares, (h) accounting and consulting expenses relating to a specific class of shares, (i) any fees imposed pursuant to a non-Rule 12b-1 shareholder service or support plan that relate to a specific class of shares, and (j) any additional expenses, not including advisory or custodial fees or other expenses related to the management of the Trust’s assets, if these expenses are actually incurred in a different amount with respect to a class, or if services are provided with respect to a class, or if services are provided with respect to a class that are of a different kind or to a different degree than with respect to one or more other classes.

All expenses not now or hereafter designated as Class Expenses (“Fund Expenses”) will be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the relevant Fund.

However, notwithstanding the above, a Fund may allocate all expenses other than Class Expenses on the basis of any methodology permitted by Rule 18f-3(c) under the Act, provided, however, that until such time as this Plan is amended with respect to the Fund’s allocation methodology, the Fund will allocate all expenses other than Class Expenses on the basis of relative net assets.

Waivers and Reimbursements:

The Manager, the Shareholder Servicer, the Funds’ distributor and the Funds’ administrator, and the Support Provider may choose to waive or reimburse Shareholder Service Fees, Rule 12b-1 Fees, administration fees, Supplemental Support Fees, or any other Class Expenses on a voluntary or temporary basis.

Income, Gain and Loss Allocations:

Income and realized and unrealized capital gains and losses shall be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the relevant Fund.

Each Fund may allocate income and realized and unrealized capital gains and losses to each share based on any methodology permitted by Rule 18f-3(c) under the Act, consistent with the provisions set forth in “Expense Allocations” above.

Redemptions at the Option of the Trust

Notwithstanding anything to the contrary in this Plan, pursuant to Article VI, Section 4 of the Trust’s Amended and Restated Agreement and Declaration of Trust, the Trust has the right to redeem unilaterally any shareholder of the Trust (i) if at such time such shareholder owns shares of any Fund or class thereof having an aggregate net asset value of less than an amount determined from time to time by the Trustees or (ii) to the extent that such shareholder owns shares equal to or in excess of a percentage, determined from time to time by the Trustees, of the outstanding shares of the Trust or of any Fund or class thereof.

Dividends

Dividends paid by the Trust with respect to any class of shares, to the extent any dividends are paid, will be calculated in the same manner, at the same time and will be in the same amount, except that any Shareholder Service Fee, Rule 12b-1 Fee, administration fee, or Supplemental Support Fee payments relating to a class of shares will be borne exclusively by that class and, if applicable, Class Expenses relating to a class shall be borne exclusively by that class.

Voting Rights

Each share of the Trust entitles the shareholder of record to one vote. Each class of shares of the Trust will vote separately as a class on matters for which class voting is required under applicable law.

Amendments

The Plan may be amended from time to time in accordance with the provisions and requirements of Rule 18f-3 under the Act.

Adopted this 17th day of November, 2011

By:    /s/ Jason Harrison

Name: Jason	Harrison
Title: Clerk

Schedule 3.6 to Declaration of Trust

Series

GMO U.S. Core Equity Fund

GMO Tobacco-Free Core Fund

GMO Quality Fund

GMO U.S. Intrinsic Value Fund

GMO U.S. Growth Fund

GMO U.S. Small/Mid Cap Value Fund

GMO U.S. Small/Mid Cap Growth Fund

GMO Real Estate Fund

GMO Tax-Managed U.S. Equities Fund

GMO International Core Equity Fund

GMO International Intrinsic Value Fund

GMO International Growth Equity Fund

GMO Developed World Stock Fund

GMO Currency Hedged International Equity Fund

GMO Foreign Fund

GMO Foreign Small Companies Fund

GMO International Small Companies Fund

GMO Emerging Markets Fund

GMO Emerging Countries Fund

GMO Tax-Managed International Equities Fund

GMO Domestic Bond Fund

GMO Core Plus Bond Fund

GMO International Bond Fund

GMO Strategic Fixed Income Fund

GMO Currency Hedged International Bond Fund

GMO Global Bond Fund

GMO Emerging Country Debt Fund

GMO Short-Duration Investment Fund

GMO Short-Duration Collateral Share Fund

GMO Inflation Indexed Plus Bond Fund

GMO U.S. Equity Allocation Fund

GMO International Equity Allocation Fund

GMO International Opportunities Equity Allocation Fund

GMO Global Equity Allocation Fund

GMO World Opportunities Equity Allocation Fund

GMO Global Asset Allocation Fund

GMO Strategic Opportunities Allocation Fund

GMO Benchmark-Free Allocation Fund

GMO Alpha Only Fund

GMO Alternative Asset Opportunity Fund

GMO Short-Duration Collateral Fund

GMO Special Purpose Holding Fund

GMO Special Situations Fund

GMO Taiwan Fund

GMO World Opportunity Overlay Fund

GMO Flexible Equities Fund

GMO Arlington Fund

GMO Berkeley Fund

GMO Clarendon Fund

GMO Dartmouth Fund

GMO Exeter Fund

GMO Fairfield Fund

GMO Gloucester Fund

GMO Hereford Fund

GMO Ipswich Fund

GMO St. James Fund

GMO U.S. Treasury Fund

GMO Asset Allocation Bond Fund

GMO Asset Allocation International Bond Fund

GMO World Opportunity Overlay Share Fund

GMO Debt Opportunities Fund

GMO High Quality Short-Duration Bond Fund

GMO Emerging Domestic Opportunities Fund

GMO Asset Allocation International Small Companies Fund

GMO International Large/Mid Cap Value Fund

GMO Benchmark-Free Fund

GMO International Intrinsic Value Extended Markets Fund

GMO Global Focused Equity Fund

GMO Resources Fund

GMO Implementation Fund